EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Stock Symbol: BFSB
December 14, 2011	Traded on NASDAQ
Capital Market

CONTACTS:
Gregg J. Wagner
President and Chief Executive Officer
(718) 855-8500

BROOKLYN FEDERAL BANCORP, INC. ANNOUNCES THAT ISS AND GLASS LEWIS RECOMMEND APPROVAL OF MERGER AGREEMENT AT DECEMBER 22ND MEETING

BROOKLYN, NY – Brooklyn Federal Bancorp, Inc. (NASDAQ: BFSB) (“Brooklyn”) today announced that Institutional Shareholder Services (“ISS”) and Glass Lewis & Co. (“Glass Lewis”), two leading independent proxy advisory firms, recommend that their clients vote in favor of the proposal to approve the merger agreement (the “Merger Agreement”), and the transactions contemplated thereby, contained in the definitive proxy statement related to Brooklyn’s upcoming special meeting of shareholders (the “Special Meeting”).  The Merger Agreement provides for, among other things, Brooklyn’s merger (the “Merger”) with and into Investors Bancorp, Inc. (“Investors”).  ISS and Glass Lewis provide voting advice to hundreds of institutional investors, mutual and pension funds and other fiduciaries.

“We appreciate the support ISS and Glass Lewis have given to our agreement with Investors,” said Gregg J. Wagner, President and CEO.  “We firmly believe that their recommendation further supports the Board of Directors’ view that the Merger is in the best interest of Brooklyn’s shareholders, and we look forward to completing the Merger.”  The companies expect the Merger to be completed in January 2012, following the satisfaction or waiver of all conditions to the Merger, including Brooklyn shareholder approval.

On Thursday, December 22, 2011, at 11:00 a.m. New York time Brooklyn will hold the Special Meeting to consider and vote upon the proposal to adopt the Merger Agreement and transactions contemplated thereby, including the Merger, at the New York Marriott at the Brooklyn Bridge, located at 333 Adams Street, Brooklyn, New York 11201.  Brooklyn shareholders of record as of the close of business on Wednesday, November 16, 2011 will be entitled to vote at the Special Meeting.

Shareholders who have questions about the Merger, need assistance in submitting their proxy or voting their shares, or who need additional copies of the proxy statement or proxy card, should contact Brooklyn’s proxy solicitor, Phoenix Advisory Partners, LLC, toll-free at (877) 478-5038.

Caution about forward-looking statements

Certain information contained herein may include “forward-looking statements.”  These forward-looking statements relate to the consummation of the Merger.  Factors that could cause actual events to differ from those expressed or implied by such forward-looking statements include the cautionary language under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Brooklyn’s Annual Report on Form 10-K for the fiscal year ended September 30, 2010 and Quarterly Reports on Form 10-Q for the quarters ended December 31, 2010, March 31, 2011 and June 30, 2011 and other filings made with the Securities and Exchange Commission.

About Brooklyn Federal Bancorp, Inc.

Brooklyn Federal Bancorp, Inc. is the holding company for Brooklyn Federal Savings Bank (the “Bank”). The Bank is a federally chartered savings bank headquartered in Brooklyn, New York. The Bank’s deposits are insured by the Federal Deposit Insurance Corporation. It operates five full-service offices, two located in Brooklyn, one in Nassau and two in Suffolk County, New York.

SOURCE Brooklyn Federal Bancorp, Inc.